Exhibit 99

                               Press Release

                                   Dated

                             February 18, 2003



























                               Press Release

Today's date: February 18, 2003              Contact: Bill W. Taylor
Release date: Immediately                    Executive Vice President, C.F.O.
                                             (903) 586-9861

                    Jacksonville Bancorp, Inc. Announces
                 Selection of New Director to Fill Vacancy


     Jacksonville, Texas, February 18, 2003 - Jacksonville Bancorp, Inc., (NASDAQ: JXVL) the holding company of Jacksonville Savings Bank, SSB of Jacksonville, Texas, announced today that the Board of Directors has selected Barry Autry, a successful Jacksonville area businessman and community leader to fill the vacancy caused by the death of Willis G. Brown, who passed away on Wednesday, January 8, 2003 at the age of 87. Mr. Autry's term as director will expire in 2004.

     In announcing the decision, Jacksonville Bancorp President Jerry M. Chancellor said: "We are very pleased that Barry has agreed to join our board. He brings with him a wealth of experience as a local businessman and community leader, including service in local government. He is a most welcome addition to our board. We look forward to the guidance and counsel that he will provide to the company."

     Jacksonville Bancorp, Inc.'s wholly-owned subsidiary, Jacksonville Savings Bank, SSB, operates from its headquarters in Jacksonville, Texas, and through its eight branch, East Texas office network in Tyler (2), Longview
(2), Palestine, Athens, Rusk, and Carthage. At December 31, 2002, assets totaled $430.3 million, liabilities totaled $389.7 million, and stockholders' equity amounted to $40.6 million.